Exhibit 99.1 The Registrant's Press Release dated April 24, 2002.

           ALD SERVICES, INC. AND MICROISLET, INC. ANNOUNCE COMPLETION
                      OF ACQUISITION AND PRIVATE OFFERING

SAN DIEGO, April 24, 2002. ALD Services, Inc. (OTCBB: ALDI) and MicroIslet, Inc. announced today the closing of the acquisition by ALD of MicroIslet, Inc. and the simultaneous closing by MicroIslet, Inc. of the sale of 504,616 shares of common stock for $6.00 per share in a private offering, for gross proceeds of approximately $3 million. The private offering represented the second traunche of a two-stage offering from which total proceeds were approximately $4 million. The shares sold in the first traunche were also priced at $6.00 per share. Under the terms of the acquisition, MicroIslet, Inc. became a wholly-owned subsidiary of ALD, and MicroIslet shareholders were issued a total of approximately 19.3 million shares of ALD common stock, representing 85% of the post-acquisition outstanding ALD shares. MicroIslet's board of directors and officers will be the post-acquisition board of directors and officers of ALD. MicroIslet common shares, including the common shares purchased in the private offering, were exchanged on a one-for-one basis for ALD common shares.

MicroIslet agreed to pay a commission equal to ten percent of the gross offering proceeds to the placement agent. MicroIslet also agreed to file a registration statement with the Securities and Exchange Commission for the resale of the shares purchased in the private offering.

MicroIslet is a biotechnology company based in San Diego engaged in the research, development and commercialization of technologies in the field of cell transplantation therapy for patients with insulin-dependent diabetes. MicroIslet intends to use the net proceeds of the private offering to advance this program.

The securities issued in the acquisition and in the private offering were offered and sold without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption provided by Section 4(2) under the Act and/or Regulation D. The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act. This press release is being issued pursuant to and in accordance with Rule 135c under the Act.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS ABOUT USES OF PROCEEDS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED OR SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS.

Contact:        Amy Sullivan
                Noonan Russo Presence
                +1-415-677-4455